Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com
L-1 Identity Solutions Completes the Sale of Intelligence Services
Businesses to BAE Systems, Inc.
STAMFORD, CT— February 15, 2011— L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced the completion of the sale of the L-1 intelligence services businesses (SpecTal, LLC, Advanced Concepts, Inc. and McClendon, LLC) to BAE Systems, Inc. As previously announced, the purchase price includes $295.8 million in cash and approximately $7.2 million of certain assumed obligations for a total value of $303.0 million.
With the BAE Systems transaction completed, L-1 is now comprised of Secure Credentialing Solutions, Biometric and Enterprise Access Solutions and Enrollment Services. The net cash proceeds from the sale of the L-1 intelligence services businesses is being used to repay outstanding indebtedness under L-1’s secured credit facility including the full amount of the term loans and a portion of the outstanding borrowings under the revolving credit facility, leaving a balance remaining of less than $50.0 million.
“We have assembled a group of highly respected and specialized intelligence businesses that have earned the respect and trust of customers, working alongside them in partnership to help protect national security interests and fight global terrorism across multiple fronts,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “Joining forces with BAE gives this team of L-1 professionals the depth of resources and breadth of customer access they will need to bring their critical skillsets to a wider audience and better serve the intelligence community mission, today and in the future. The transaction we’ve completed with BAE is beneficial to the Company and our shareholders in capitalizing on the value we have built in the intelligence services business and represents the completion of an important step toward the consummation of the previously announced sale of L-1.”
BAE Systems is a global defense and security company with approximately 100,000 employees worldwide. The former L-1 intelligence services employees are joining the BAE Systems, Inc. Intelligence & Security sector.
As previously announced, under the terms of a merger agreement entered into on September 19, 2010, Safran SA has agreed to acquire L-1 Identity Solutions, Inc. following the completion of the BAE Systems, Inc. transaction. L-1 expects the Safran merger to close during the first quarter of 2011, subject to the timing of the Committee on Foreign Investment in the United States process in respect of the merger and assuming satisfaction or waiver of all other applicable conditions.
About L-1 Identity Solutions
L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions and Enrollment services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of customer funding for L-1 products and solutions, general economic and political conditions, the timing of consummating the proposed merger transaction with Safran SA, the risk that a condition to closing such transaction may not be satisfied or waived, the risk that a regulatory approval that may be required for such transaction is not obtained or is obtained subject to conditions that are not anticipated, the ability of the Company to successfully refinance or amend its credit agreement on a timely basis if required, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended September 30, 2010 and the Form 8-K filed on November 17, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.
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